Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered as of January 26, 2026 (“Effective Date”), by and between American Battery Technology Company (the “Company”) and Hard Rock Nevada, Inc. (“Consultant”) (together with the Company, the “Parties”).

RECITALS

A. Consultant employs Scott Jolcover, the Company’s former Chief Mineral Resource Officer;

B. Scott Jolcover gave notice to the Company on January 26, 2026, of his retirement from the Company, effective January 31, 2026;

C. The Company requested that Consultant provide certain consulting services to the Company after Scott Jolcover’s retirement from the Company, and Consultant has agreed to provide such services; and

D. The Parties would like to enter into this Agreement to define the parties’ rights and obligations under which Consultant shall provide consulting services to the Company.

NOW, THEREFORE, in consideration of the mutual promises of the Parties and of other good and valuable consideration, the receipt and sufficiency of such are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1.

CONSULTING POSITION AND DUTIES

1.1 Consulting Position. Consultant agrees to serve as a Consultant for the Company, on the terms and conditions set forth below.

1.2 Term. This Agreement shall begin on February 1, 2026, and continue until terminated by either Party pursuant to Article 3 (the “Term”).

1.3 Duties. Consultant agrees to undertake and perform all duties and services set forth on Exhibit A to this Agreement (the “Services”). Consultant shall perform the Services herein faithfully, diligently, to the best of Consultant’s ability, and in the best interests of the Company.

1.4 Policies. The Consultant shall adhere to and comply with the policies and procedures adopted by the Company, as amended from time to time, and the laws, regulations, policies and industry standards of all applicable regulatory agencies, stock exchanges and security commissions.

1

1.5 Independent Contractor. Consultant’s relationship with Company shall be that of an independent contractor and not that of an employee. Consultant shall not be entitled to any compensation for the performance of the services other than as set forth in his Agreement. Consultant acknowledges and agrees that except as specifically set forth in this Agreement, Consultant shall not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of Scott Jolcover and any of Consultant’s other employees) hereby expressly declines to participate in such Company employee benefits. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements. Consultant agrees to indemnify, defend, and hold Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

ARTICLE 2.

COMPENSATION

2.1 Consulting Payments. The Company shall pay to the Consultant, as remuneration of their services, monthly consulting payments as set forth in Exhibit A.

2.2 Vesting of Previously-Award Equity Compensation. Prior to Scott Jolcover’s resignation as an officer of the Company, Scott Jolcover was awarded certain equity compensation, and a portion of that previously-awarded equity compensation remains unvested. Until the Termination Date (defined below), the Scott Jolcover’s already-awarded but unvested equity compensation shall continue to vest on schedule. Any vested but unexercised options or warrants, including those that vest during the term of this Agreement, must be exercised by Scott Jolcover by the earlier of (i) the one-year anniversary of the Termination Date or (iii) the expiry of such option’s or warrant’s term.

2.3 Reimbursement for Business Expenses. During the term of this Agreement, the Company shall reimburse the Consultant for all reasonable traveling and other expenses actually, properly and necessarily incurred by the Consultant in connection with the performance of the Consultant’s duties hereunder in accordance with the policies set from time to time by the Company, in its sole discretion. Expenses must be preapproved by the Company in writing prior to their incurrence. The Consultant shall furnish such receipts, vouchers or other evidence as are required by the Company to substantiate such expenses.

ARTICLE 3.

TERMINATION

3.1 Termination. Either party shall have the right to terminate this Agreement upon written notice, with or without “Cause” (as defined below), before the expiration of the Term. Whatever the circumstances of the termination may be, Consultant shall continue to be bound after termination by Articles 5, 6, 7, and 8 of this Agreement. Consultant acknowledges that the Company has made no promise to Consultant that they will be retained for any particular amount of time and that the Company may terminate Consultant’ s services for any reason whatsoever. The date of any termination pursuant to this section shall be referred to as the “Termination Date”.

2

ARTICLE 4.

NON-SOLICITATION AND NON-COMPETE

4.1 Non-Solicitation of Employees. So long as Consultant is receiving consulting payments from the Company, and for one year following such time, Consultant shall not directly or indirectly solicit for employment or for independent contractor work any employee of the Company or its affiliates, and shall not encourage any such employee to leave the employment of the Company or its affiliates.

4.2 Non-Compete. Consultant agrees that so long that Consultant is receiving consulting payments from the Company, Consultant will not be an employee, agent, director, owner, partner, consultant, financial backer, creditor or otherwise directly or indirectly be connected with or provide services to or participate in the management, operation or control of any Company that is in direct competition with the Company, except with written permission from the Company. For purposes of this section, direct competition with the Company means claystone lithium exploration, mining, or processing and lithium-ion battery recycling.

ARTICLES 5.

CONFIDENTIALITY

5.1 Nondisclosure. Consultant acknowledges that in the course of providing services to the Company, Consultant will have access to confidential information. Confidential information includes, but is not limited to, information about either the Company’s clients, the terms and conditions under which the Company or its affiliates deals with clients, pricing information for the purchase or sale of assets, customer lists, research materials, manuals, computer programs, formulas for analyzing asset portfolios, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of the Company, all information contained in electronic or computer files, all financial information, salary and wage information, and any other information that is designated by the Company or its affiliates as confidential or that Consultant knows is confidential, information provided by third parties that the Company or its affiliates are obligated to keep confidential, and all other proprietary information of the Company or its affiliates. Consultant acknowledges that all confidential information is and shall continue to be the exclusive property of the Company or its affiliates, whether or not prepared in whole or in part by Consultant and whether or not disclosed to or entrusted to Consultant in connection with service for the Company. Consultant agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Company. Consultant agrees that it will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Consultant for the Company. Consultant agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Company to ensure maintenance of the confidentiality of the confidential information.

3

5.2 Exclusions. Section 5.1 shall not apply to the following information: (a) information now and hereafter voluntarily disseminated by the Company to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to Consultant as documented by written records which predate the Effective Date; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; and (d) information independently developed by Consultant after termination of his services.

5.3 Subpoenas; Cooperation in Defense of the Company. If Consultant, during the Term or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of confidential information or if Consultant is otherwise required by law or regulation to disclose confidential information, Consultant will immediately, before making any such production or disclosure, notify the Company and provide it with such information as may be necessary for the Company to take such action as the Company deems necessary to protect its interests. Consultant agrees to cooperate reasonably with the Company, whether during the Term or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which Consultant has knowledge of relevant facts or issues. Consultant shall be reimbursed for his reasonable expenses for travel time due to cooperating with the prosecution or defense of any litigation for the Company.

5.4 Disclosure of and/or Trading on Material Nonpublic Information. Consultant acknowledges that Company is a public company and that in performing the Services may have access to material nonpublic information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Nonpublic information is information that is not generally known or available to the public. Consultant agrees not to discuss any material nonpublic information with any third parties and to refrain from buying or selling any securities based on any material nonpublic information learned in performing the Services unless such disclosure or trading is permitted under applicable state and federal securities laws.

5.5 Confidential Proprietary and Trade Secret Information of Others. Consultant represents that it has disclosed to the Company any agreement to which Consultant is or has been a party regarding the confidential information of others and Consultant understands that Consultant’s execution of this Agreement with the Company will not require Consultant to breach any-such agreement. Consultant will not disclose such confidential information to the Company nor induce the Company to use any trade secret or proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

5.6 No Unfair Competition. Consultant hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s confidential material obtained by Consultant by any means whatsoever, at any time before, during, or after the Term shall constitute unfair competition. Consultant shall not engage in any unfair competition with the Company or its affiliates either during the Term, or at any time thereafter.

4

5.7 Remedies. The Company shall have all remedies in law and equity against Consultant (including special and consequential damages) for damages to the Company caused by the violations of Articles 4 or 5.

ARTICLE 6.

COMPANY’S OWNERSHIP IN CONSULTANT’S WORK

6.1 Company’s Ownership. Consultant agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during the Term, either alone or jointly with others, if on the Company’s time, using the Company’s equipment, supplies, facilities, or trade secret information or relating to the Company shall be owned exclusively by the Company, and Consultant hereby assigns to the Company all Consultant’s right, title, and interest in all such intellectual property. The Consultant agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. This provision is intended to apply only to the extent permitted by applicable law.

6.2 Ownership of Copyrights. Consultant agrees that all original works of authorship not otherwise within the scope of Section 6.1 that are conceived or developed during Consultant’s engagement with the Company, either alone or jointly with others, if on the Company’s time, using Company’ s facilities, or relating to the Company shall be owned exclusively by the Company, and Consultant hereby assigns to the Company all of Consultant’s right, title, and interest in all such original works of authorship. Consultant agrees that the Company shall be the sole owner of all rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for establishing in Company’s name the copyright to any such original works of authorship. Consultant shall claim no interest in any inventions, copyrighted material, patents, or patent applications. This provision is intended to apply only to the extent permitted by applicable law.

6.3 Ownership of Records. Any written record that Consultant may maintain of inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how, whether or not patentable and whether or not reduced to practice, and any such records relating to original works of authorship made by Consultant, alone or jointly with others, in the course of Consultant’s engagement with the Company shall remain the property of the Company. Consultant shall furnish the Company any and all such records immediately upon request.

6.4 Ventures. If Consultant, during engagement with the Company, is engaged in or associated with the planning or implementation of any project, program, or venture involving the Company and any third parties, all rights in the project, program, or venture shall belong to the Company, and Consultant shall not be entitled to any interest therein or to any commission, finder’s fee, or other compensation in connection therewith other than the compensation to be paid to Consultant as provided in this Agreement, unless agreed to in writing by ABTC and the Consultant.

5

6.5 Return of Company’s Property and Materials. Upon termination of Consultant’s services with the Company, Consultant shall deliver to the Company all Company property and materials that are in Consultant’s possession or control, including all of the information described as confidential information in Section 5.1 of this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, know-how, or original works of authorship of the Company.

ARTICLE 7.

INDEMNIFICATION

7.1 By the Company. The Company agrees to indemnify and hold harmless the Consultant with respect to any liability (and actions in respect thereof) incurred by the Consultant by virtue of the performance of the Services hereunder and shall reimburse the Consultant for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action, provided that the Company shall have the right to control the defense of any claim giving rise to such liability and no such claim shall be settled without the consent of the Company. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto and shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with the Consultant’ s willful misconduct, fraud, negligence or material breach of this Agreement.

7.2 By the Consultant. The Consultant agrees to indemnify and hold harmless the Company (including each of its directors, officers, employees, partners and agents) with respect to any liability (and actions in respect thereof) incurred by Company by virtue of reckless, negligent or intentional misconduct of the Consultant and shall reimburse the Company for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto.

ARTICLE 8.

ARBITRATION

Except for disputes, controversies, or claims or other actions seeking injunctive or equitable relief, which may be brought before any court having jurisdiction, any controversy, dispute, or claim (“Claim”) whatsoever between Consultant on the one hand, and the Company, or any of its affiliated entities or any of its employees, officers, directors, agents, and representatives of the Company or its affiliated entities on the other hand, shall be settled by binding arbitration, at the request of either party, under the rules of the American Arbitration Association. The arbitrator shall be a retired federal or state judge with at least ten-year experience as a judge. The arbitrator shall apply Nevada law. The demand for arbitration must be in writing and made within the applicable statute of limitations period. The arbitration shall take place in Reno, Nevada. The parties shall be entitled to conduct reasonable discovery, including conducting depositions and requesting documents. The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery. The arbitrator shall prepare in writing and timely provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based.

6

The decision of the arbitrator shall be binding and conclusive on the parties, except as may otherwise be required by law. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. Each party shall bear its or his own fees and costs incurred in connection with the arbitration, except that the arbitrator may award attorneys’ fees and costs in accordance with applicable law.

Both the Company and Consultant understand and agree that by using arbitration to resolve any Claims between Consultant and the Company (or its affiliates) they are giving up any right that they may have to a judge or jury trial with regard to those Claims.

ARTICLE 9.

MISCELLANEOUS

9.1 Entire Agreement. This agreement between Consultant and the Company constitutes the entire agreement between the parties with respect to the matters referenced herein.

9.2 Amendments. The agreement can be modified only by a written instrument executed by Consultant and Company or its successor on behalf of the Company.

9.3 Disqualification. Consultant represents and warrants to the company that Consultant does not have any “bad actor” disqualification set forth in Rule 506 (d) of Regulation D under the Securities Act of 1933. Consultant acknowledges that Consultant’s representation set forth in this Section 9.3 was a condition precedent to the Company entering into this Agreement.

9.4 Severable Provisions. The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

9.5 Surviving Terms. The provisions of Articles 5, 6, 7, 8, and Section 9.8 shall survive the Term of this Agreement and the termination of Consultant’s services.

9.6 Successors and Assigns. The Company may assign its rights and delegate its duties under this Agreement. Consultant may assign his rights under this Agreement only with the Company’s prior written consent. Consultant may not delegate his duties.

9.7 Resignation from Positions with the Company. The termination of the Consultant’s services for the Company for any reason shall, without any further action on the part of the Consultant, constitute the Consultant’s resignation from any board or position the Consultant has with the Company and any of its affiliates, which resignation shall be effective as of the Consultant’s last day of providing services.

7

9.8 Cooperation. From and after the termination of Consultant’s services for the Company, the Consultant agrees, upon the Company’s request, to reasonably cooperate in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during the time that Consultant is retained by the Company or its affiliates. The Consultant will make himself reasonably available to consult with Company’s counsel, to provide information and to appear to give testimony. The Company will, to the extent permitted by law, reimburse the Consultant for any reasonable out-of-pocket expenses that the Consultant incurs in extending such cooperation, so long as the Consultant provides the Company with advance written notice of the Consultant’s request for reimbursement and provides satisfactory documentation of the expenses.

9.9 Governing Law. Regardless of the choice of law provisions of Nevada or of any other jurisdiction, Nevada law shall in all respects govern the validity, construction, and interpretation of this Agreement.

9.10 Headings. Section and subsection headings do not constitute part of this Agreement. They are included solely for convenience and reference, and they in no way define, limit, or describe the scope of this Agreement or the intent of any of its provisions.

9.11 Integration. This Agreement together with any exhibits or schedules attached hereto, including any documents expressly incorporated into it by the terms of this Agreement, constitutes the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, negotiations, and discussions relating to the subject matter of this Agreement. With this Agreement the parties rescind any previous agreements or arrangements between themselves. Any supplement, modification, waiver, or termination of this Agreement is valid only if it is set forth in writing and signed by both parties. The waiver of any provision of this Agreement shall not constitute a waiver of any other provisions and, unless otherwise stated, shall not constitute a continuing waiver.

9.12 Notice. Any notice or other communication required or permitted under this Agreement shall be in writing to the address set forth on Exhibit A and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (iii) by national overnight delivery service upon receipt In order for a party to change its address or other information for the purpose of this section, the party must first provide notice of that change in the manner required by this section.

9.13 Advice of Counsel. The Parties each agree and represent that they (i) have had advice of counsel of their choosing or had the opportunity of obtaining advice of counsel, in the negotiation and the preparation of this Agreement, (ii) have read this Agreement, and (iii) are fully aware of the contents and legal effect of this Agreement.

9.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature page immediately follows)

8

IN WITNESS WHEREOF, the parties have caused this Consultant Agreement to be duly executed by their respective authorized representatives as of the Effective Date.

“COMPANY”:		“CONSULTANT”:

American Battery Technology Company		Hard Rock Nevada Inc.

By:	/s/ Ryan Melsert	By:	/s/ Scott Jolcover
Name:	Ryan Melsert, CEO	Name:	Scott Jolcover, President
Date:	01/26/2026	Date:	01/26/2026

9

EXHIBIT A

Additional Terms

A.	Project Services.

1.	Special Projects Coordinator, with related tasks mutually agreed by the CEO of the Company and Consultant

2.	Real estate and water rights sale coordination

3.	Maintain Company’s mineral/mining claims, including the coordination of reports and filing fees

4.	Attendance at certain events mutually agreed by the CEO of the Company and Consultant

B.	Compensation for Consulting Services. $6,500 per month, payable to Hard Rock Nevada, Inc via ACH at the 1st of every month for the prior months services.

10